EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference  in this registration statement on Form F-3 of our reports dated March 21, 2013 relating to the  consolidated financial statements of Silver Wheaton Corp. (the “Company”) and  the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 40-F of the Company for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP
Chartered Accountants
Vancouver, Canada
March 20, 2014